Kingstone Increases Regular Quarterly Cash Dividend by 20% to $0.06 Per Share
Kingston, NY – July 23, 2026 – Kingstone Companies, Inc. (Nasdaq: KINS) (“Kingstone” or the “Company”), a regional property and casualty insurance holding company, today announced that its Board of Directors has approved a 20% increase in the Company’s quarterly cash dividend to $0.06 per share of common stock from $0.05 per share. The dividend is payable on August 26, 2026, to stockholders of record at the close of business on August 11, 2026.
Randy Patten, Vice President and Chief Financial Officer of Kingstone, stated, “One year after reinstating our quarterly dividend, this 20% increase reflects the Board’s confidence in the earnings power of the platform we have built and our outlook for continued profitable growth. Together with the share repurchase program announced in May, it demonstrates our ability to return capital to shareholders while continuing to invest in the business. We remain committed to disciplined capital allocation and prioritizing the opportunities we believe will generate the highest long-term returns for our shareholders.”
This is the first dividend increase since Kingstone reinstated its quarterly dividend in July 2025 and follows the Board’s authorization in May 2026 of a share repurchase program of up to 1,000,000 shares of the Company’s common stock over the next two years.
About Kingstone Companies, Inc.
Kingstone is a regional property and casualty insurance holding company whose principal operating subsidiaries write business through retail and wholesale agents and brokers. Kingstone delivers tailored homeowners insurance solutions through its sophisticated product suite, Select, supported by a scalable and efficient operating platform that enables the Company to pursue significant market opportunities and strategic expansion. Kingstone was the 11th largest writer of homeowners insurance in New York in 2025 and also writes homeowners coverage in California on a non-admitted basis.
Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025.
Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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